Exhibit 5.1

April 1, 2021

Southern California Edison Company

2244 Walnut Grove Avenue

Rosemead, California 91770

Re: Offering of Southern California Edison Company’s

$400,000,000 Floating Rate First and Refunding Mortgage Bonds,

Series 2021B, Due 2023

$400,000,000 Floating Rate First and Refunding Mortgage Bonds,

Series 2021C, Due 2024

$350,000,000 0.70% First and Refunding Mortgage Bonds,

Series 2021D, Due 2023 and

$700,000,000 1.10% First and Refunding Mortgage Bonds,

Series 2021E, Due 2024

Ladies and Gentlemen:

I am Assistant General Counsel of Southern California Edison Company, a California corporation (“SCE”). You have requested my opinion in connection with the offering, issuance, and sale by SCE of $400,000,000 Floating Rate First and Refunding Mortgage Bonds, Series 2021B, Due 2023; $400,000,000 Floating Rate First and Refunding Mortgage Bonds, Series 2021C, Due 2024; $350,000,000 0.70% First and Refunding Mortgage Bonds, Series 2021D, Due 2023 and $700,000,000 1.10% First and Refunding Mortgage Bonds, Series 2021E (collectively, the “Bonds”). The Bonds will be issued under the Trust Indenture dated as of October 1, 1923, executed by and between the Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee, and D. G. Donovan, as successor trustee (the “Trustee”), as amended and supplemented by supplemental indentures, including the One-Hundred Forty-Sixth Supplemental Indentures dated as of March 29, 2021 (that Trust Indenture, as so amended and supplemented, being referred to herein as the “Indenture”).

The Bonds are being offered to the public by the Prospectus Supplement dated March 24, 2021, to the Prospectus dated July 27, 2018 (together, the “Prospectus”), which is part of a Registration Statement on Form S-3, as amended (Registration No. 333-226383) (the “Registration Statement”), filed by SCE with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Bonds are being sold by the Company pursuant to the Underwriting Agreement dated March 24, 2021 (the “Underwriting Agreement”), among the Company and the underwriters named therein.

In my capacity as Assistant General Counsel, I am generally familiar with the proceedings taken and proposed to be taken by SCE for the authorization and issuance of the Bonds. I, or attorneys acting under my supervision, have made legal and factual examinations and inquiries, including an examination of originals and copies certified or otherwise identified to our satisfaction, of the documents, corporation records and instruments of SCE that we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. In addition, we have obtained and relied upon certificates and assurances from public officials that we have deemed necessary.

Subject to the foregoing and the other qualifications set forth herein, it is my opinion that when the Bonds have been duly established in accordance with the terms of the Indenture, duly authenticated by the Trustee, and duly executed, sold and delivered on behalf of SCE in accordance with the terms and provisions of the Indenture and as contemplated by the Registration Statement and the Prospectus, the Bonds will constitute valid and legally binding obligations of SCE enforceable against SCE in accordance with the terms of the Bonds.

In addition to any assumptions, qualifications and other matters set forth elsewhere herein, the opinions set forth above are subject to the following:

(A)My opinions with respect to the legality, validity, binding effect and enforceability of the Bonds are subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, equitable subordination, reorganization, moratorium, or similar law affecting creditors’ rights generally and to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, estoppel, good faith, and fair dealing (regardless of whether considered in a proceeding in equity or at law). I express no opinion as to the availability of equitable remedies. In applying such equitable principles, a court, among other things, might not allow a creditor to accelerate the maturity of a debt or enforce a guaranty thereof upon the occurrence of a default deemed immaterial or for non-credit reasons or might decline to order a debtor to perform covenants. Such principles applied by a court might also include a requirement that a creditor act with reasonableness and in good faith.

(B)My opinions with respect to the legality, validity, binding effect, and enforceability of the Bonds are also subject to (i) the terms of the franchises, licenses, easements, leases, permits, contracts, and other instruments under which the property subject to the Indenture is held or operated, (ii) in respect of nuclear energy facilities included within the property subject to the Indenture, the provisions of the Atomic Energy Act of 1954, as amended, and regulations thereunder, (iii) other liens, prior rights, and encumbrances that with minor or insubstantial exceptions do not affect from a legal standpoint the security for the Bonds or the Company’s right to use its properties in its business, and (iv) governmental agency approvals that may be required in connection with foreclosure.

(C)Certain rights, remedies and waivers with respect to the Bonds may be unenforceable in whole or in part, but the inclusion of such provisions in the Bonds does not affect the validity of the Bonds, taken as a whole, and, except as set forth in Paragraphs (A) and (B) above, the Indenture and the Bonds, taken as a whole, contain adequate provisions for enforcing payment of the obligations with respect to the Bonds; however, the unenforceability of such provisions may result in delays in or limitations on the enforcement of the parties’ rights and remedies under the Indenture or the Bonds (and I express no opinion as to the economic consequences, if any, of such delays or limitations).

(D)I express no opinion on (i) any conflicts between any provision in the Indenture or the Bonds and the real property antideficiency, fair value, and/or one form of action provisions of California law, or any law governing foreclosure and disposition procedures regarding any real or personal property collateral, or any limitations on attorneys’ or trustees’ fees, and (ii) the effect of Section 1708 of the California Public Utilities Code which, among other matters, provides that the California Public Utilities Commission may at any time, upon notice to the parties, and with opportunity to be heard, rescind, alter, or amend any order or decision made by it.

(E)I am a member of the Bar of the State of California. My opinions expressed herein are limited to the laws of the State of California and the federal laws of the United States of America. I have assumed that the laws of the State of California govern the Bonds.

(F)This opinion letter is an expression of my professional judgment on the legal issues explicitly addressed. By rendering the opinions herein, I do not become an insurer or guarantor of the expression of such professional judgment. Nor does the rendering of such opinions guarantee the outcome of any legal dispute that may arise out of the contemplated transactions. The rendering of the opinions herein does not create any express or implied contract or agreement between or with any person entitled to rely thereon and me.

My opinions set forth herein are based upon the facts in existence and laws in effect on the date hereof, and are rendered as of the date hereof, and I expressly disclaim any obligation to update my opinions herein, regardless of whether changes in such facts or laws come to my attention after the delivery hereof.

I consent to SCE filing this opinion with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K, which will be incorporated by reference into the Prospectus, and to the reference to me under the caption “Legal Matters” in the Prospectus. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ Michael A. Henry

Michael A. Henry

Assistant General Counsel
Southern California Edison Company